Exhibit 10.1
INSPERITY, INC. DIRECTORS COMPENSATION PLAN
(Amended and Restated as of January 1, 2025, and as subsequently amended)

DIRECTOR RESTRICTED STOCK UNIT AGREEMENT
This Director Restricted Stock Unit Agreement (this "Agreement") is between Insperity, Inc. (the "Company") and ______________ (the "Director"), a member of the Board of Directors of the Company who is not an employee of the Company or any of its Subsidiaries, regarding an award (this "Award") of ______________ restricted stock units, each representing one share of Common Stock (as defined in the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023, and as subsequently amended (the "Incentive Plan"), such units comprising this Award referred to herein as ("Restricted Stock Units") awarded to the Director on ______________ (the "Grant Date"), being the Annual Director Award Date as defined in the Insperity, Inc. Directors Compensation Plan (Amended and Restated as of January 1, 2025), and as subsequently amended (the "Directors Plan"), such number of Restricted Stock Units subject to adjustment as provided in the Incentive Plan, and further subject to the following terms and conditions:
1.     Relationship to Directors Plan and Incentive Plan. This Award is subject to all of the terms, conditions and provisions of the Directors Plan, the Incentive Plan, and administrative interpretations adopted by the Board or the Committee thereunder. In the event of any conflict between the terms of this Agreement and the Directors Plan or the Incentive Plan, the terms of the Directors Plan shall control, and in the event of any conflict between the Directors Plan and the Incentive Plan, the Directors Plan shall control with respect to matters specifically addressed therein. Any question of interpretation arising under this Agreement shall be determined by the Board and its determinations shall be final and conclusive upon all parties in interest. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Directors Plan or, to the extent not defined therein, the Incentive Plan.
2.     Vesting Schedule.
(a)     Subject to Sections 2(b), 2(c) and 3 below, the Restricted Stock Units granted under this Award shall become vested upon the earlier of (i) the one-year anniversary of the Grant Date, or (ii) the date of the next annual meeting of the Company's stockholders which is at least fifty (50) weeks after the immediately preceding year's annual meeting of the Company's stockholders (the "Vesting Date"), subject to the Director's continuous service on the Board from the Grant Date until (and as of) the Vesting Date.

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(b)     Unvested Restricted Stock Units subject to this Award shall not vest solely upon the occurrence of a Change in Control (as defined in the Incentive Plan). Notwithstanding the vesting schedule set forth in Section 2(a), if during the period commencing on the date of the Change in Control and ending eighteen (18) months after such Change in Control, the Director’s service on the Board is terminated other than for Cause, then all unvested Restricted Stock Units shall become fully vested as of the date of such termination.
(c)     All unvested Restricted Stock Units subject to this Award shall become fully vested upon the Director's termination of service on the Board by reason of death or Disability.
(d)     For purposes of this Agreement:
(i)     "Cause" shall have the meaning set forth in the Directors Plan.
(ii)     "Disability" means, with respect to the Director, the inability to perform the duties of the Director's position for a period of six (6) consecutive months or for an aggregate of six (6) months during any twelve (12) month period after the Grant Date by reason of any medically determinable physical or mental impairment, as determined by the Board in the Board's sole discretion.
3.     Forfeiture of Award. If the Director's service on the Board terminates for any reason, except as otherwise provided in Sections 2(b) and 2(c) above, all unvested Restricted Stock Units as of the date of such termination of service shall be forfeited immediately upon such termination, in accordance with Section 4.6 of the Directors Plan. The Board shall have sole discretionary authority to determine when a Director's service on the Board terminates for all purposes under this Agreement and the Directors Plan.
4.     Dividend Equivalents; No Shareholder Rights. During the period of time between the Grant Date and the earlier of the settlement date or forfeiture date of the Restricted Stock Units, the Restricted Stock Units shall be evidenced by book entry registration. With respect to each Restricted Stock Unit that becomes vested, at the same time such Award is settled pursuant to Section 5, the Director is entitled to receive a stock dividend equivalent payment equal to all dividends and other distributions made with respect to a share of Common Stock during the period between the Grant Date and the settlement date of the Restricted Stock Units. The Director shall have no rights of a shareholder with respect to Restricted Stock Units until and unless shares of Common Stock are transferred to the Director.
5.     Settlement and Delivery of Shares. The Director will receive one share of Common Stock with respect to each Restricted Stock Unit that becomes vested as of a Vesting Date or vesting event under Section 2(b) or (c) above, which shall be delivered to the

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Director as soon as administratively practicable, but not later than sixty (60) days following the date the Restricted Stock Unit becomes vested. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted. In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
6.     Notices and Disclosure. Unless the Company notifies the Director in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered:
(a)     by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood V (C5.10.60), Kingwood, Texas 77339;
(b)     by hand delivery or otherwise to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood V (C5.10.60), Kingwood, Texas 77339; or
(c)     by email to the Company's General Counsel or his or her delegate.
Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company's then current address.
Any notices provided for in this Agreement, the Directors Plan, or the Incentive Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Director, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Director at the address specified at the end of this Agreement or at such other address as the Director hereafter designates by written notice to the Company.
The foregoing notwithstanding, the Director agrees that the Company may deliver by email all documents relating to the Incentive Plan, the Directors Plan, or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Director also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, such posting is deemed to notify the Director.

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7.     No Transfer or Assignment of Award. Except as otherwise permitted by the Board, the Director's rights under the Directors Plan, the Incentive Plan, and this Agreement are personal; no assignment or transfer of the Director's rights under and interest in this Award may be made by the Director other than by will or by the laws of descent and distribution, and this Award is payable during the Director's lifetime only to the Director, or in the case of a Director who is mentally incapacitated, this Award shall be payable to the Director's guardian or legal representative.
8.     Director Status. The Director acknowledges that the Director is not an employee of the Company and that the Restricted Stock Units constitute compensation for service as a non-employee director, subject to applicable tax reporting requirements.
9.    Tax Consequences. The Director acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of the Restricted Stock Units or disposition of the underlying shares of Common Stock and that the Director has been advised, and hereby is advised, to consult a tax advisor. The Director represents that the Director is in no manner relying on the Board, the Committee, the Company or any of its Subsidiaries or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Director further agrees to indemnify and hold the Company and its Subsidiaries harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any actions or inactions of the Director with respect to the tax consequences of the Restricted Stock Units or the underlying shares of Common Stock.
10.     Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Director, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Director may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
11.     No Right to Continued Board Service. The granting of this Award shall not impose upon the Company any obligation to retain the Director as a member of the Board and shall not diminish the power of the Company's stockholders or the Board to terminate the Director's service on the Board at any time in accordance with applicable law and the Company's organizational documents.
12.     Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.

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13.     Governing Law. This Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, consistent with Section 5.3 of the Directors Plan.
14.     Section 409A. It is the intent of the Company and the Director that this Award be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short-term deferral exemption, and this Agreement shall be administered, interpreted and construed accordingly. To the extent any provision of this Award is nevertheless determined to constitute “deferred compensation” within the meaning of Section 409A, the time of settlement of the Restricted Stock Units set forth in Section 5 is intended to constitute a specified time permitted under Treasury Regulation § 1.409A-3(i)(1). Notwithstanding anything to the contrary, the Company shall not have any discretion to delay the timing of settlement in a manner that would result in the Restricted Stock Units becoming subject to, or violating, Section 409A.
15.     Entire Agreement; Binding Effect. This Agreement shall cover the Restricted Stock Units and all shares of Common Stock acquired by the Director pursuant to this Agreement. This Agreement, the Directors Plan, and the Incentive Plan constitute the entire understanding between the parties regarding this Award and supersede any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understandings, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement. This Agreement is binding upon the Director's heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Director, except by an agreement, in writing, signed by both a duly authorized officer of the Company and the Director.

INSPERITY, INC.

Grant Date: _____________	By:

	Name:	Paul J. Sarvadi

	Title:	Chairman of the Board and Chief Executive Officer

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Acknowledgement and Acceptance by the Director

I, ______________the undersigned Director, hereby acknowledge that I have received copies of the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023, and as subsequently amended (the "Incentive Plan"), the Insperity, Inc. Directors Compensation Plan (Amended and Restated as of January 1, 2025) and as subsequently amended (the "Directors Plan"), and corresponding Prospectuses, and that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Award. I hereby agree to and accept the foregoing Director Restricted Stock Unit Agreement, subject to the terms and provisions of the Directors Plan and the Incentive Plan and administrative interpretations thereof referred to above.

                           DIRECTOR:
Date: ______________                ______________

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